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                                                                    EXHIBIT 9(b)


                       AMENDMENT TO ADMINISTRATION AGREEMENT


     This Amendment dated as of June 16, 1998 (the "Amendment") is made to the Administration Agreement, dated as of December 31, 1996 (the "Agreement") between The FBR Family of Funds (the "Trust") and Bear Stearns Funds Management, Inc. ("Bear Stearns").

     The Trust and Bear Stearns agree that the Agreement shall, as of the date first written above, be amended as follows:

     1.   Schedule 1 of the Agreement shall be deleted in its entirety and the
          Schedule 1 attached hereto shall be substituted in its place.

     In all other respects, the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first written above.



THE FBR FAMILY OF FUNDS


By:
      -----------------------------

Title:
      -----------------------------


BEAR STEARNS FUNDS MANAGEMENT, INC.


By:
      -----------------------------

Title:
      -----------------------------

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                                     SCHEDULE 1



     Name of  Series          Annual Fees*   Reapproval Date     Reapproval Day
     ---------------          -----------    ---------------     --------------

FBR Financial Services Fund
FBR Small Cap Financial Services Fund
FBR Small Cap Value Fund
FBR Information Technologies Fund
FBR Realty Growth Fund


*    As a Percentage of Average Daily Net Assets